EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-02441, 333-07661, 333-15819, 333-22153, 333-31795, 333-48042, 333-48385, 333-57234, 333-100123, and 333-144488 and Form S-8 Nos. 333-138713, 333-122553, 333-41534, 333-73544, 333-47543, 333-53292, 333-75372 and 333-75374) of ImmunoGen, Inc. and in the related Prospectuses of our reports dated August 28, 2007, with respect to the consolidated financial statements and schedule of ImmunoGen, Inc. and the effectiveness of internal control over financial reporting of ImmunoGen, Inc., included in the Annual Report (Form 10-K) for the year ended June 30, 2007.

/s/ ERNST & YOUNG LLP
Boston, Massachusetts
August 28, 2007